Exhibit 99.1

Encision Reports Fourth Quarter Fiscal Year 2020 Results

BOULDER, Colo., May 14, 2020 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2020 fourth quarter that ended March 31, 2020.

The Company posted quarterly net revenue of $1.78 million for a quarterly net loss of $116 thousand, or $(0.01) per diluted share. These results compare to net revenue of $2.09 million for a quarterly net loss of $183 thousand, or $(0.02) per diluted share, in the year-ago quarter. Gross margin on net revenue was 53% in the fiscal 2020 and fiscal 2019 fourth quarters.

The Company posted twelve months net revenue of $7.67 million for a twelve months net loss of $198 thousand, or $(0.02) per diluted share. These results compare to net revenue of $8.80 million for a twelve months net loss of $236 thousand, or $(0.02) per diluted share, in the year-ago twelve months. Gross margin on net revenue was 52% in the fiscal 2020 twelve months and 53% in the fiscal 2019 twelve months. Gross margin on net revenue was lower in the fiscal 2020 twelve months as compared to the fiscal 2019 twelve months primarily as a result of higher labor and overhead costs, per unit of inventory.

"Starting in mid-February 2020, and through the end of March, we had a sudden decrease in revenue due to the COVID-19 Pandemic," said Gregory Trudel, President and CEO of Encision Inc. "Revenue for April was half of last year's April revenue. As of the beginning of May, we are just starting to see the flow of non-essential procedures recommence and a corresponding uptick in sales revenue."

In April, Encision entered into an unsecured promissory note under the Paycheck Protection Program (the "PPP") for a principal amount of $598,567. The PPP was established under the recently congressionally approved Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). The term of the PPP loan is for two years with an interest rate of 1.0% per year, which will be deferred for the first six months of the term of the loan. After the initial six-month deferral period, the loan requires monthly payments of principal and interest until maturity with respect to any portion of the PPP loan which is not forgiven. Under the terms of the CARES Act, a PPP loan recipient may apply for, and be granted, forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined based upon the use of loan proceeds for payroll costs, rent and utility costs, and the maintenance of employee and compensation levels. "We're pleased to have received the PPP funding" said Trudel. "This enabled us to maintain internal momentum in manufacturing, engineering innovation, and new AEM Technology products introduction."

Trudel continued, "Encision entered into a Master Services Agreement with Auris Health, Inc. ("Auris Health") in April. Auris Health is a part of the Johnson & Johnson family of companies. Under the agreement, Encision will collaborate on the integration of AEM technology into monopolar instrumentation produced by Auris Health for advanced surgical applications."

"We are also looking forward to a new product introduction in the current fiscal year that will open new account opportunities, enable customers to reduce procedural costs, and drive revenue growth."

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2019 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Years Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net revenue	$1,778	$2,085	$7,670	$8,803
Cost of revenue	840	982	3,666	4,131
Gross profit	938	1,103	4,004	4,672
Operating expenses:
Sales and marketing	482	686	2,094	2,763
General and administrative	374	361	1,318	1,315
Research and development	181	237	748	780
Total operating expenses	1,036	1,284	4,160	4,858
Operating loss	(98)	(181)	(156)	(186)
Interest expense and other expense, net	(18)	(2)	(42)	(50)
Loss before provision for income taxes	(116)	(183)	(198)	(236)
Provision for income taxes	––	––	––	––
Net loss	$ (116)	$ (183)	$(198)	$ (236)
Net loss per share—basic and diluted	$ (0.01)	$ (0.02)	$(0.02)	$ (0.02)
Weighted average number of shares— basic and diluted	11,583	11,558	11,573	10,933

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	March 31, 2020	March 31, 2019
ASSETS
Cash and cash equivalents	$ 385	$ 273
Restricted cash	––	25
Accounts receivable, net	881	1,009
Inventories, net	1,626	1,473
Prepaid expenses	73	130
Total current assets	2,965	2,910
Equipment, net	207	250
Patents, net	229	249
Right of use asset	1,317	––
Other assets	19	19
Total assets	$ 4,737	$ 3,428
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 445	$ 579
Line of credit	370	––
Accrued compensation	219	296
Other accrued liabilities	96	126
Accrued lease liability	278	––
Total current liabilities	1,408	1,001
Accrued lease liability	1,145	––
Deferred rent	––	75
Total liabilities	2,553	1,076
Common stock and additional paid-in capital	24,232	24,202
Accumulated (deficit)	(22,048)	(21,850)
Total shareholders' equity	2,184	2,352
Total liabilities and shareholders' equity	$ 4,737	$ 3,428

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Years Ended
	March 31, 2020	March 31, 2019
Operating activities:
Net loss	$ (198)	$ (236)
Adjustments to reconcile net loss to cash (used in) operating activities:
Depreciation and amortization	138	182
Share-based compensation expense	31	37
Provision for doubtful accounts, net	32	6
(Recovery from) provision for inventory obsolescence, net	(11)	29
Changes in operating assets and liabilities:
Right of use asset, net	31	––
Accounts receivable	96	(52)
Inventories	(142)	(64)
Prepaid expenses and other assets	36	(56)
Accounts payable	(134)	111
Accrued compensation and other accrued liabilities	(108)	(85)
Net cash (used in) operating activities	(229)	(128)

Investing activities:
Acquisition of property and equipment	(48)	(55)
Patent costs	(6)	(6)
Net cash (used in) investing activities	(54)	(61)

Financing activities:
Borrowings from credit facility, net change	370	––
Net proceeds from the issuance of common stock	––	347
Net cash generated by financing activities	370	347

Net increase in cash, cash equivalents and restricted cash	87	158
Cash, cash equivalents and restricted cash, beginning of period	298	140
Cash, cash equivalents and restricted cash, end of period	$ 385	$ 298